NEWS RELEASE

For Immediate Release

Contacts:	Michael T. Vea, Chairman, President and CEO – (812) 464-9604 Martin M. Zorn, Chief Financial Officer – (812) 461-5794

Gretchen A. Dunn, Shareholder Relations – (812) 464-9677

Integra Bank Corporation Announces Dividend Increase and Appointment of Director

EVANSVILLE, INDIANA – June 21, 2006 – Integra Bank Corporation (Nasdaq:IBNK) (www.integrabank.com), today announced an increase in the quarterly cash dividend and the appointment of a new director.

The Board of Directors has increased the regular quarterly cash dividend to seventeen cents ($0.17) per share, from sixteen cents ($0.16) per share, an increase of 6.25%. The new dividend rate is payable on or about July 7, 2006, to shareholders of record at the close of business on July 3, 2006.

The Nominating and Governance Committee recommended the appointment of Roxy M. Baas as director to fill an existing vacancy on the Board. Effective June 21, 2006, the Board unanimously approved Ms. Baas’ appointment.

“We are pleased to have Roxy Baas join our Board. Her strong business and financial experience will be an asset to the Company and the Board,” commented Mike Vea, Chairman, President and CEO. “Roxy will serve as a member of the Audit Committee and Wealth Management Committee.”

Ms. Baas, CPA, is a retired Partner of BKD, LLP, having served as Director of Construction and Real Estate Services and Director of Audit and Accounting.

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“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause Integra Bank Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by Integra Bank Corporation in its periodic reports filed with the Securities and Exchange Commission.

About Integra
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at March 31, 2006, Integra currently operates 74 banking centers and 127 ATMs available for its customers at locations in Indiana, Kentucky, Illinois, and Ohio. Integra is committed to providing the highest level of customer service to its retail, business banking and corporate customers through its offices, ATMs, and online banking services. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of June 1, 2006, has IBNK outperforming 95.6% of the companies in the Russell 3000 Index and 97.3% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Additional information may be found at the company’s web site, http://www.integrabank.com.